Exhibit 5.1

XL Group Ltd

O’Hara House

One Bermudiana Road

Hamilton HM 08

Bermuda

Our ref: 6388-029

25 July, 2016

Dear Sirs/Madams,

XL Group Ltd – Registration Statement on Form S-8

We have acted as special legal counsel in Bermuda to XL Group Ltd, a Bermuda exempted company (the “Company”), in connection with the filing of a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 25 July, 2016 (the “Registration Statement”) filed by the Company, XL Group plc and XLIT Ltd. pursuant to the U.S. Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to, among other things, the registration of common shares in the capital of the Company with a par value of US$0.01 per common share (the “Common Shares”) to be issued under the following equity incentive plans (collectively, the “Plans”):

•	XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016), as further amended effective July 25, 2016; and
•	XL Group plc Directors Stock & Option Plan (as amended and restated on May 8, 2015), as further amended effective July 25, 2016; and
•	XL Services UK Limited Profit Sharing Scheme,

(the proposals and arrangements described in the Registration Statement being referred to in this letter as the “Transaction”).

Unless otherwise defined, all defined terms used in this opinion shall have the same meaning as respectively given to such terms in the Registration Statement.

1.	For the purpose of giving this opinion, we have reviewed the following documents:

1.1	a copy of the Registration Statement;

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1.2	a copy of the certificate of incorporation, memorandum of association and the amended and restated bye-laws of the Company (together the “Constitutional Documents”);

1.3	certified copies of the resolutions (“Resolutions”) of meetings of the board of directors of the Company (the “Board”) held on 25 April, 2016 and 27 June 2016, and unanimous written resolutions of the Board dated 15 June 2016, in each case relating to the Transaction;

1.4	a certificate of compliance from the Registrar of Companies in Bermuda dated 7 July, 2016; and

1.5	such other documents in relation thereto as we have deemed necessary in order to render the opinions given below.

2.	We have assumed for the purposes of this opinion:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.3	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Registration Statement;

2.4	that the resolutions set forth in the Resolutions are in full force and effect, have not been rescinded or amended and that there is no matter affecting the authority of the directors to effect entry by the Company into the offering, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

2.5	that the Company will issue the Common Shares in furtherance of its objects as set out in its memorandum of association;

2.6	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

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2.7	that at the time of the issue of any Common Shares the Company shall have sufficient number of shares as part of its authorised share capital available for issue;

2.8	that the Company will at the relevant time of issuance of the Common Shares hold the necessary permissions (general or specific) of the Bermuda Monetary Authority for such issuance or transfer;

2.9	that there is no provision of the laws or regulations of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed in this opinion;

2.10	the issuance and sale thereof by the Company of the Common Shares will not violate the Constitutional Documents of the Company nor any applicable law, regulation, order or decree in Bermuda;

2.11	that all necessary corporate action will be taken to authorise and approve any issuance of the Common Shares, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.12	that any applicable purchase, underwriting or similar agreement and any other agreement or other document relating to any of the Common Shares will be valid and binding in accordance with its terms pursuant to its governing law;

2.13	that the issuance and sale of and payment for the Common Shares will be in accordance with any applicable purchase, underwriting or similar agreement duly approved by or on behalf of the Board, and the Registration Statement;

2.14	that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.15	the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981, as amended, entitled “Prospectuses and Public Offers”;

2.16	without having made any investigation, that the terms of the Plans are lawful and fully enforceable under the laws of any other applicable jurisdiction other than the laws of Bermuda, and the Plans have not been varied, amended or revoked or will have expired at the time of issue of the relevant Common Shares; and

2.17	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Common Shares, and the due execution and delivery thereof by each party thereto.

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3.	On the basis of and subject to the foregoing, and further subject to the reservations set out below and any matters not disclosed to us, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of Bermuda (meaning solely that the Company has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

3.2	When duly issued and paid for as provided in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable and will not be subject to any calls for any additional payment.

4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

5.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ ASW Law Limited

ASW LAW LIMITED

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